Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Financial Results

for the Second Quarter of 2013

Net revenues increased 28% to $10.7 million.

TAMPA, FLORIDA – August 9, 2013 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class e-commerce solutions and supply chain services, today announced financial results for the quarter ended June 28, 2013.

Second Quarter Highlights:

●	Total revenue for the 13-week period increased 28% to $10.7 million compared to the same period last year.

●	Profit before taxes for the 13-week period increased 56% to $376,800.

Revenues increased $2,367,500, or 28%, to $10,716,600 for the 13-week period ended June 28, 2013, as compared to $8,349,100 for the 13-week period ended June 29, 2012. Greater e-commerce order volume for existing customers and the addition of new customers resulted in increases in Jagged Peak’s primary sources of revenue: fulfillment, technology fees and implementation of clients’ e-commerce sites.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs and freight, increased by $1,955,500 or 30%, to $8,560,300 for the 13-week period ended June 28, 2013, as compared to $6,604,800 for the 13-week period ended June 29, 2012. As a percentage of revenue, cost of revenue was 80% for the 13-week period ended June 28, 2013, as compared to 79% for the 13-week period ended June 29, 2012.

Selling, general and administrative expense increased by $251,500, or 17%, to $1,693,500 for the 13-week period ended June 28, 2013, as compared to $1,442,000 for the 13-week period ended June 29, 2012. This increase was primarily related to hiring of additional personnel to support new and existing customers.

Interest expense increased by $20,000 to $53,900 for the 13-week period ended June 28, 2013, as compared to $33,900 for the 13-week period ended June 29, 2012, due to interest on the $2.388 million, 3.93% 5-year Term Loan, entered into on June 25, 2012 to finance the purchase of the Company’s previously leased warehouse facility in St. Petersburg, Florida.

Press Release

The Company realized a profit from continuing operations before provision for income taxes of $376,800 for the 13-week period ended June 28, 2013, as compared to $240,700 for the 13-week period ended June 29, 2012.

Income tax expense was $152,300 for the 13-week period ended June 28, 2013 compared to an income tax expense of $132,200 for the 13-week period ended June 29, 2012. Differences between the taxable income and the effective tax rate used for 2013 and 2012, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of June 28, 2013, the Company had U.S. (federal and state) net operating loss carry forwards of $2,195,200 to reduce future taxable income, which will expire between 2024 and 2031. The Company also has a Canadian net operating loss carry forward of $903,500 which does not begin to expire until 2029.

Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $224,500 for the 13-week period ended June 28, 2013, compared with net income of $108,500 for the 13-week period ended June 29, 2012.

Basic income per share from continuing operations for the 13-week period ended June 28, 2013 was $0.01 per weighted average share, compared with basic income of $0.01 per weighted average share for the 13-week period ended June 29, 2012.

Adjusted EBITDA for the 26-week period ended June 28, 2013 was approximately $974,400 compared to approximately $770,800 for the 26-week period ended June 29, 2012. The increase in the Adjusted EBITDA primarily relates to the increase in sales, improved operating margins from improved management of fulfillment operations, implementation of clients’ e-commerce sites and lower borrowing costs. These improvements were partially offset by higher salaries and wages. The Company defines Adjusted EBITDA as earnings before interest, taxes, and depreciation and amortization, and stock option expense. The Company believes Adjusted EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 26-weeks ended
	June 28, 2013	June 29, 2012
Net income as reported	$322,800	$161,300
Income tax expense	237,600	178,500
Interest expense	104,400	163,500
Depreciation and amortization	309,600	192,300
Stock option expense	-	75,200
Adjusted EBITDA	$974,400	$770,800

Press Release

“I am excited about our continued growth and proud of the ongoing innovation our teams have been delivering,” says Jagged Peak Chief Executive Officer Paul Demirdjian. “Our development team has been adding deeper functionality to address the growing demand to support omnichannel shopping patterns in the retail sector. When all of the omnichannel capabilities built into EDGE are combined with our shop-to-ship TotalCommerce™ solution, we can enable our clients to offer a very streamlined omnichannel shopping experience to their customers—from order capture all the way through order fulfillment.”

“We continue to improve our technology and infrastructure to support our clients’ growth,” says Jagged Peak Chief Financial Officer Albert Narvades. “We are also pleased to see bottom line improvements aided by our continued focus on controls over operating expenses.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 28, 2012.

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Press Release

Investor Relations

Albert Narvades

CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext 225

Media Contact

Marjorie Bulone

Director of Marketing

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

© Copyright 2013, Jagged Peak. All rights reserved.